EXHIBIT 99

Contact:
Dean Andrews	Paul White
Vice President, Director of Operations, N. America	Vice President, Finance & Chief Financial Officer
Tel: +1 212 764 8206	Tel: +44 20 7921 4123
E: dpandrews@oeh.com	E: paul.white@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS:

NET LOSS OF $3.7 MILLION, AN IMPROVEMENT

OF $3.7 MILLION OVER PRIOR YEAR,

ADJUSTED NET LOSS OF $3.5 MILLION, AN IMPROVEMENT

OF $4.4 MILLION OVER PRIOR YEAR.

Reconciliation and Adjustments

$’000 — except per share amounts	Three months ended March 31
	2007	2006

US GAAP reported net earnings	(3,681)	(7,401)
Adjusted items:
* FIN 48 charge	232	—
* Forex (gain) net of tax	(67)	(551)

Adjusted net earnings	(3,516)	(7,952)

Adjusted EPS - $	(0.08)	(0.20)
Reported EPS - $	(0.09)	(0.19)
Number of shares (millions)	42.3	39.4

First quarter highlights:

•                  EBITDA up 68% to $14.3 million compared to the same quarter last year

•                  EBITDA growth in all regions, EBITDA margin up 390 bps over last year

•                  Local currency same store RevPAR increases by 7%

•                  Highest bid on Cataratas Hotel

Hamilton, Bermuda, May 3, 2007.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of luxury hotels, restaurants, tourist trains and river cruise properties in 25 countries, today announced its results for the quarter ended March 31, 2007.

The net loss for the period was $3.7 million (loss of $0.09 per common share) on revenue of $99.4 million, compared with a net loss of $7.4 million (loss of $0.19 per common share) on revenue of $81.5 million in the first quarter of 2006.   The adjusted net loss for the period was $3.5 million (loss of $0.08 per common share) compared with an adjusted net loss of $8.0 million (loss of $0.20 per common share) in the first quarter of 2006.  The first quarter is a traditional loss-making period for the company because many of its northern hemisphere hotels are closed and the Venice Simplon-Orient-Express tourist train, The Royal Scotsman and Afloat in France canal cruises do not operate for most of the quarter.

Total revenue was up $17.9 million over the prior year quarter and all regions contributed to this 22% revenue growth.  Europe showed the strongest revenue growth with revenues at the recently refurbished Reids Palace Hotel in Madeira up over $4 million.  The hotel was closed for much of the first quarter in 2006.  In the North American region, particularly encouraging was the recovery of Maroma post-hurricane, reporting $2.7 million revenue growth, more than double the prior year quarter.  In the Rest of World region the addition of the newly acquired Asian hotels portfolio added $4.2 million of revenue.  Worldwide same store RevPAR increased 7% measured in local currency.

Mr. Simon M C Sherwood, President and Chief Executive Officer, said that he was pleased with the company’s performance in the first quarter.  “The good news is that we are successfully converting extra revenue to improved profits as the company’s EBITDA margin for the quarter was up 4 percentage points over the prior year quarter.  As a result, EBITDA for the quarter has grown $5.8 million, or 68%, to $14.3 million.”

Mr. Sherwood continued: “We are pleased to announce that today in Brasilia the latest stage of the bid process was completed for the world famous Hotel Cataratas,

situated directly beside the Iguassu Falls in Brazil.  This 203 room hotel is the only one located inside the national park and Orient-Express Hotels’ bid was the highest.   We expect to sign a 20 year lease for the property in the next 90 days.”  See our website for some pictures of this hotel.

He reviewed performance by region, as follows:

Europe:  EBITDA of owned hotels in Europe was a loss of $3.6 million, a $3.6 million improvement over the prior year period, due primarily to Reid’s Palace Hotel being open for the quarter, along with excellent performances from the Grand Hotel Europe and Le Manoir aux Quat’Saisons.

North America:  EBITDA of owned hotels was $6.1 million, a $0.8 million improvement over the prior year period mostly due to a strong first quarter high season at Maroma Resort and Spa in Mexico, despite a $0.5 million decline from the Windsor Court in New Orleans.  The Windsor Court’s main competitor was re-opened and will likely impact results until demand recovers to pre-hurricane Katrina levels.

Southern Africa:  EBITDA of owned hotels was up 7% at $4.3 million compared with $4.0 million in the prior year period.  The Westcliff Hotel in Johannesburg and Orient-Express Safaris were responsible for the growth.

South America: The Copacabana Palace is having another strong high season and EBITDA for the area grew to $5.6 million from $5.2 million.

Asia Pacific:  EBITDA of owned hotels was $1.3 million compared with $0.4 million in the prior year period.  All of the improvement came from the Asian hotels portfolio that was acquired in July 2006.

Hotel management fees and part-ownership interests:  EBITDA was $4.6 million compared with $3.4 million in the year earlier period.  Earnings from Charleston Place were up 28%, earnings from the Peruvian hotels joint venture were up 17% and the Ritz in Madrid also showed marked improvement.

Restaurants:  EBITDA decreased $0.2 million to $0.9 million.  The decrease in EBITDA is primarily due to the effect of the sale of the company’s interest in Harry’s Bar during the second quarter of 2006.

Tourist trains and river cruises:  EBITDA was $1.1 million compared with a prior year EBITDA of $0.2 million.  The company’s Peruvian rail operations showed $0.6 million EBITDA growth, an increase of 38%.  The European luxury tourist trains’ EBITDA was also up for this the low season and bookings continue strong for the high season.

Real Estate:  The company did not record any real estate revenues in the first quarter as timing of construction means we expect these earnings will only be recognized from the second quarter onwards.  Cupecoy and the French-side villa developments in St. Martin are both progressing smoothly, with Phase 1 of the French-side villas selling very quickly.  We have buyers and deposits for 75% of the villas.

Regarding new investment, the company managed to accelerate the acquisitions of its joint venture holdings in Afloat in France and The Royal Scotsman.  While small, both deals were done at very attractive multiples and will, therefore, be immediately accretive to results.  The major refurbishment work at El Encanto in Santa Barbara is well underway and due to be completed in the first quarter of 2008 when the hotel will reopen with 92 luxury rooms.  The company has also reached agreement in principle to develop a boutique property and surrounding villas in Buzios, one of the most popular up-market destinations in Brazil, not far from Rio de Janeiro.  It is expected that a definitive agreement will be announced in coming weeks.

Mr. Sherwood ended by commenting: “Worldwide hotel bookings are up 5% but the overall number masks the strong growth in bookings at our European hotels which are currently up 16%.  This bodes well for an excellent high season at these properties.  Bookings for our Trains and Cruises operations are up 27% which further confirms that we should expect a strong outturn in 2007 from our key European businesses.”

Mr. James B Sherwood, Chairman, indicated that the Nominating and Governance Committee of the Board, composed of independent directors, has commenced a search for a new Chief Executive to replace Simon Sherwood.  Candidates from both within the company and outside are being interviewed with the assistance of an executive search firm.

********

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meaning prescribed by U.S. GAAP.  It is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.   Management considers adjusted net earnings be a meaningful indicator of operations and uses it as a measure to assess operating performance.  Adjusted net earnings and adjusted E.P.S. are also used by investors, analysts and lenders as a measure of financial performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

*****

Orient-Express Hotels will conduct a conference call on May 4, 2007 at 10.00 AM (EDT) which is accessible at 1 866 220 1452 (US toll free) or +44 1452 542300 (Standard International access).  A re-play of the conference call will be available until 5.00pm (EDT) Friday, May 11, 2007 and can be accessed by calling 1 866 247 4222 (US toll free) or +44 1452 550 000 (Standard International) and entering replay access number 7362669.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2007

SUMMARY OF OPERATING RESULTS

	Three months ended March 31
$’000 — except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	21,115	12,385
- North America	23,138	20,709
- Rest of World	34,645	29,828
Hotel management & part ownership interests	4,647	3,370
Restaurants	5,295	5,388
Trains & Cruises	10,575	7,615
Real Estate	—	2,196
Total (1)	99,415	81,491

Analysis of earnings
Owned hotels
- Europe	(3,555)	(7,167)
- North America	6,120	5,302
- Rest of World	11,215	9,577
Hotel management & part ownership interests	4,647	3,370
Restaurants	868	1,098
Trains & Cruises	1,148	166
Real Estate	(458)	719
Central overheads	(5,681)	(4,532)
EBITDA	14,304	8,533
Depreciation & amortization	(9,068)	(8,606)
Interest	(10,561)	(9,770)
Foreign exchange	102	682
Earnings before tax	(5,223)	(9,161)
Tax	1,542	1,760
Net earnings on common shares	(3,681)	(7,401)
Earnings per common share	$(0.09)	$(0.19)
Number of shares — millions	42.3	39.4

(1)                                  Comprises earnings from unconsolidated companies of $3,489,000 (2006 -$2,240,000) and revenue of $95,926,000 (2006 - $79,251,000).

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	398	314
North America	438	347
Rest of World	284	310
Worldwide	346	323

Rooms Available (000’s)
Europe	63	47
North America	55	49
Rest of World	110	86
Worldwide	228	182

Rooms Sold (000’s)
Europe	26	16
North America	36	38
Rest of World	74	58
Worldwide	136	112

RevPAR (in U.S. dollars)
Europe	157	108
North America	280	266
Rest of World	189	210
Worldwide	202	199
			Change%
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	108	103	4%	0%
North America	395	369	7%	7%
Rest of World	207	210	-1%	7%
Worldwide	229	227	1%	7%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$’000	March 31 2007	December 31 2006

Assets

Cash	59,473	79,318
Accounts receivable	76,203	74,327
Due from related parties	20,741	19,939
Prepaid expenses and other	15,929	9,485
Inventories	39,003	35,789
Real estate assets	39,696	35,821
Total current assets	251,045	254,679

Property, plant & equipment, net book value	1,204,357	1,183,400
Investments	131,916	130,124
Goodwill	122,143	121,651
Other intangible assets	20,390	20,149
Other assets	44,575	41,660
	1,774,426	1,751,663

Liabilities and Shareholders’ Equity

Working capital facilities	66,590	46,590
Accounts payable	25,449	26,227
Due to related parties	1,580	1,249
Accrued liabilities	53,195	55,916
Deferred revenue	36,214	25,501
Current portion of long-term debt and capital leases	82,028	83,397
Total current liabilities	265,056	238,880

Long-term debt and obligations under capital leases	585,861	586,300
Deferred income taxes	105,367	106,598
Other liabilities	40,308	11,007
Minority interest	1,702	1,882

Shareholders’ equity	776,132	806,996
	1,774,426	1,751,663